SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                         COMMISSION FILE NUMBER 0-28685
                                  -------------
                           NOTIFICATION OF LATE FILING

(Check One):
|_| Form 10-K   |_| Form 11-K   |_| Form 20-F   | | Form 10-Q   |_| Form N-SAR
|X| Form 10KSB

               For Period Ended: 12-31-2002

               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended: N/A
                                               ---------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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                                     PART I
                             REGISTRANT INFORMATION

                         Vertical Computer Systems, Inc.
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                             Full Name of Registrant

                       Scientific Fuel Technologies, Inc.
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                            Former Name if Applicable

                               6336 Wilshire Blvd.
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            Address of Principal Executive Office (Street and Number)

                              Los Angeles, CA 90048
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                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) |X| Yes |_| No

|X| | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
    |
|X| | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on
    |     or before the 15th calendar day following the prescribed due date; or
    |     the subject quarterly report or transition report on Form 10-Q, or
    |     portion thereof will be filed on or before the fifth calendar day
    |     following the prescribed due date; and
    |
|_| | (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
    |     has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to timing delays and legal matters associated with the Company's material subsidiary, Now Solutions, LLC, which are material to the Registrant's financials, Registrant's accounting department requires additional time to accumulate and review its subsidiaries' financial information in order to complete the consolidation process and cannot, without unreasonable effort and expense, file its Form 10-KSB on or before the prescribed filing date. Registrant expects to obtain all required data within the next several days and, as a result, expects to file the Form 10-KSB within fifteen days after the prescribed filing date.


                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Richard Wade                                             (323) 658-4211
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       (Name)                                    (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? | | Yes |X| No







                         Vertical Computer Systems, Inc.
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                  (Name of Registrant as Specified in Charter)

             Has caused this notification to be signed on its behalf
                  by the undersigned hereunto duly authorized.


Date:  March 31, 2003                     By: /s/ Richard S. Wade
      ---------------------             ----------------------------------------
                                              Richard S. Wade, President

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)



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